Exhibit 99.1

Senseonics Holdings, Inc. Reports Preliminary Second Quarter 2019 Net Revenue

•                  Preliminary second quarter net revenue between $4.4M and $4.7M

•                  Nearly 4,500 Eversense® System prescriptions written in the U.S. as of June 30, 2019

•                  Expanded commercial coverage to 76M lives as of June 30, 2019

GERMANTOWN, MD, JULY 16, 2019 — Senseonics Holdings, Inc. (“Senseonics” or “Company”) (NYSE American: SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today announced preliminary financial results for the second quarter of 2019.

Unaudited, preliminary net revenue for the second quarter 2019 is expected to be in the range of $4.4 million to $4.7 million compared to $3.6 million in the second quarter of 2018. Second quarter 2019 international net revenue is expected to be in the range of $3.4 million to $3.6 million and United States net revenue is expected to be in the range of $1.0 million to $1.1 million. As of June 30, 2019, cash and cash equivalents are estimated to be approximately $65 million. Cash used in operating activities in the second quarter of 2019 was higher than in the first quarter of 2019, primarily driven by the timing of receivables collections within the year and inventory build for sales in the second half of 2019.

“We are pleased with the progress our team has made in the U.S. since introducing the Bridge Patient Access Program. We have seen utilization increase, which reinforces the clinical value that the Eversense® CGM System provides to patients and the broader healthcare system,” said Tim Goodnow, President and Chief Executive Officer of Senseonics. “Patient demand is strong, and we are successfully accelerating shipments and prescriptions globally, thus increasing our confidence in greater adoption of Eversense in the second half of the year.”

The foregoing expected results are preliminary and are subject to change based on the completion of Senseonics’ quarter-end review process. These preliminary financial results include calculations or figures that have been prepared internally by management and have not been reviewed or audited by the Company’s auditors. Actual net revenue results will be impacted by certain assumptions regarding the timing of revenue recognition and rebates. There can be no assurance that the Company’s actual results for the second quarter of 2019 will not differ from the preliminary financial results in this press release, and such changes could be material. The preliminary financial results in this press release should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and are not indicative of the results to be achieved for any future periods. Senseonics plans to release complete second quarter 2019 financial results on Wednesday, August 7, 2019 at 4:30 pm ET.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics’ CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user’s smartphone.

FORWARD LOOKING STATEMENTS

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the net revenues and the cash and cash equivalents balance that the Company expects to report for the quarter ended June 30, 2019, the acceleration of shipments and prescriptions and future adoption of Eversense, and other statements containing the words “believe,” “confident,” “estimate,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: potential adjustments in the Company’s reported financial results as a result of the conclusion of the Company’s quarterly financial reporting process, including the review of the Company’s quarterly financial statements by the Company’s independent registered public accounting firm, uncertainties inherent in the commercial launch and commercial expansion of the product, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2018, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

investors@senseonics.com